================================================================================

                                       ROK

For Immediate Release

ROK ENTERTAINMENT GROUP LIMITED AGREES TO BE ACQUIRED BY CYBERFUND, INC.

London and New York, May 1, 2007: ROK Entertainment Group Limited and CyberFund, Inc. (OTC: CYFD) today jointly announced their definitive agreement pursuant to which CyberFund, Inc. will, subject to the terms of the agreement, acquire 100% of the issued and outstanding shares of ROK Entertainment Group Limited in exchange for 57,000,000 common shares of CyberFund, Inc.

Upon completion of the transaction, Cyberfund, Inc. will change its name to ROK Entertainment Group, Inc. (ROK). ROK was founded in 2003 by Jonathan Kendrick and John-Paul DeJoria and has since its inception secured in excess of $40,000,000 in financing. The Company has offices in the United Kingdom, United States and the Peoples Republic of China as well as joint ventures in Russia, Brazil and UAE.

Commenting on the plans, Jonathan Kendrick, Chairman & CEO of ROK said "Following nearly 4 years of focused investment in innovative technologies and applications for the delivery of entertainment and services to mobile phones, we believe now is the right time to take ROK public".

ROK currently has 3 patents issued and 42 additional patent applications pending for new technologies which were developed for the delivery of video entertainment to mobile phones. The technologies facilitate delivery of services including, but not limited to on-demand mobile TV streamed over mass-market 2.5G via GPRS, the storage of copy-protected movies stored on memory cards for play on mobile phones, Java, SMS and P2P games, place-shifting to mobile devices and VoIP mobile calling.

"We have amassed a wide portfolio of products for the mobile phone and have paid particular attention to protecting our intellectual property therein" added Kendrick. "We look forward with great excitement to continue deploying those products worldwide".

Mark G. Hollo, Chairman & CEO of CyberFund, Inc. stated that "ROK Entertainment Group Limited and its global management team have developed and commercially deployed a suite of cutting edge technologies enhanced by an innovative business model which multiplexes the burgeoning paradigm shift to Internet Protocol further into the mobile environment. The company is ideally positioned to create a new, global media platform enabling local, regional and international advertisers and marketers to broadcast and narrowcast to their desired demographics based on user criteria and real time metrics."

ends...

For futher information, please contact:

Bruce Renny
Bruce.renny@rokcorp.com
+44 (0)1902 374 896

                                      ROK

About ROK Entertainment Group (www.rokcorp.com )

Founded in 2003, ROK Entertainment Group set out to develop innovative technologies to deliver entertainment services to mass-market 2.5G mobile phones via GPRS.

Jonathan   Kendrick  and   John-Paul   DeJoria  are  founder   partners  of  ROK
Entertainment Group. There are an estimated 2.7 billion mobile phones in use worldwide - with 1 billion new handsets being sold each year.

The mobile TV market is forecast to become a multi-billion dollar business within the next 3 years.

www.rokcorp.com and www.rokent.com


For more information, visuals etc, please contact:
Bruce Renny
Marketing Director
ROK Entertainment Group
Tel: +44 (0)1902 374 896
bruce.renny@rokcorp.com
-----------------------


























                                        2

--------------------------------------------------------------------------------